Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated March 26, 2013

Registration Statement No. 333-176788

March 26, 2013

TELUS Corporation

Final Term Sheet

3.35% Notes, Series CK due April 1, 2024

Issuer:	TELUS Corporation (“TELUS” or the “Company”)

Issue:	C$1.1 billion Series CK Notes pursuant to the Short Form Base Shelf Prospectus dated October 3, 2011 and the Prospectus Supplement dated March 26, 2013.

Principal Amount:	C$1.1 billion

Pricing Date:	March 26, 2013

Settlement Date:	April 1, 2013 (T + 3 days)

Maturity Date:	April 1, 2024

Coupon:	3.35% per annum, payable semi-annually in arrears on October 1 and April 1, commencing on October 1, 2013

GoC Curve:	Interpolation between the Government of Canada 1.50% due June 1, 2023 and the Government of Canada 5.75% due June 1, 2029

GoC Benchmark:	Government of Canada 1.50% due June 1, 2023

Benchmark Price:	C$96.00

Benchmark Yield:	1.935%

Issue Spread:	+142 bps vs. interpolated GoC curve

Curve Adjustment:	5.7 bps

Issue Yield:	3.412% per annum, payable semi-annually

Issue Price:	C$99.435 per $100 principal amount

Commission:	C$0.45 per $100 principal amount

Net Proceeds:	C$1,088,835,000

Rank:	The Notes will be unsecured and unsubordinated obligations of the Company and will rank pari passu with all existing and future unsecured and unsubordinated obligations of the Company.

Credit Ratings*:	DBRS: A(low) / Stable Moody’s: Baa1 / Stable
S&P: BBB+ / Stable Fitch: BBB+ / Stable

Redemption:	The Notes may be redeemed at any time prior to January 2, 2024 at the option of the Company, in whole or from time to time, in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal to the greater of (a) the Discounted Value of the Notes (GoC+36 bps), or (b) 100% of the principal amount thereof. The Notes may be redeemed at any time on or after January 2, 2024 at the option of the Company, in whole but not in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal 100% of the principal amount thereof.

Payment & Delivery:	Payments of interest and principal will be made to CDS or its nominee.

Distribution:	The Offering is being made in all the provinces of Canada and in the United States pursuant to a multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Agents may offer the Notes outside Canada and the United States.

March 26, 2013

TELUS Corporation

Final Term Sheet

3.35% Notes, Series CK due April 1, 2024

Covenants:	Covenants include negative pledge, cross default, restrictions against sale & leaseback, limitations on indebtedness of restricted subsidiaries (please refer to the Prospectus Supplement dated March 26, 2013)

Change of Control:	The Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event. (See “Details of the Offering—Repurchase upon Change of Control Triggering Event” in the Prospectus Supplement dated March 26, 2013).

Use of Proceeds:	The net proceeds will be used to repay the Company’s outstanding 5.00% Series CB Notes due June 2013 at maturity, to fund the proposed redemption of all of the Company’s outstanding Series CF Notes, to repay outstanding commercial paper and the remainder will be used for general working capital purposes.

CUSIP/ISIN:	87971MAR4 / CA 87971MAR49

Syndicate:	CIBC World Markets Inc. (Joint Lead and Bookrunner)

RBC Capital Markets (Joint Lead and Bookrunner)

Scotia Capital Inc. (Joint Lead)

BMO Nesbitt Burns Inc.

TD Securities Inc.

HSBC Securities (Canada) Inc.

Morgan Stanley Canada Limited

National Bank Financial Inc.

Barclays Capital Canada Inc.

Desjardins Securities Inc.

JP Morgan Securities Canada Inc.

Canaccord Financial Ltd.

Laurentian Bank Securities Inc.

* A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CIBC World Markets Corp. toll free at 1-800-282-0822, RBC Capital Markets toll free at 1-866-375-6829 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

March 26, 2013

TELUS Corporation

Final Term Sheet

4.40% Notes, Series CL due April 1, 2043

Issuer:	TELUS Corporation (“TELUS” or the “Company”)

Issue:	C$600 million Series CL Notes pursuant to the Short Form Base Shelf Prospectus dated October 3, 2011 and the Prospectus Supplement dated March 26, 2013.

Principal Amount:	C$600 million

Pricing Date:	March 26, 2013

Settlement Date:	April 1, 2013 (T + 3 days)

Maturity Date:	April 1, 2043

Coupon:	4.40% per annum, payable semi-annually in arrears on October 1 and April 1, commencing on October 1, 2013

GoC Benchmark:	Government of Canada 4.00% due June 1, 2041

Benchmark Price:	C$129.15

Benchmark Yield:	2.544%

Issue Spread:	+187 bps vs. GoC Benchmark

Issue Yield:	4.414% per annum, payable semi-annually

Issue Price:	C$99.768 per $100 principal amount

Commission:	C$0.50 per $100 principal amount

Net Proceeds:	C$595,608,000

Rank:	The Notes will be unsecured and unsubordinated obligations of the Company and will rank pari passu with all existing and future unsecured and unsubordinated obligations of the Company.

Credit Ratings*:	DBRS: A(low) / Stable Moody’s: Baa1 / Stable
S&P: BBB+ / Stable Fitch: BBB+ / Stable

Redemption:	The Notes may be redeemed at any time prior to October 1, 2042 at the option of the Company, in whole or from time to time, in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal to the greater of (a) the Discounted Value of the Notes (GoC+47 bps), or (b) 100% of the principal amount thereof. The Notes may be redeemed at any time on or after October 1, 2042 at the option of the Company, in whole but not in part, on not fewer than 30 nor more than 60 days’ prior notice at a redemption price equal 100% of the principal amount thereof.

Payment & Delivery:	Payments of interest and principal will be made to CDS or its nominee.

Distribution:	The Offering is being made in all the provinces of Canada and in the United States pursuant to a multijurisdictional disclosure system implemented by securities regulatory authorities in Canada and the United States. Subject to applicable law, the Agents may offer the Notes outside Canada and the United States.

Covenants:	Covenants include negative pledge, cross default, restrictions against sale & leaseback, limitations on indebtedness of restricted subsidiaries (please refer to the Prospectus Supplement dated March 26, 2013)

March 26, 2013

TELUS Corporation

Final Term Sheet

4.40% Notes, Series CL due April 1, 2043

Change of Control:	The Company will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event. (See “Details of the Offering—Repurchase upon Change of Control Triggering Event” in the Prospectus Supplement dated March 26, 2013).

Use of Proceeds:	The net proceeds will be used to repay the Company’s outstanding 5.00% Series CB Notes due June 2013 at maturity, to fund the proposed redemption of all of the Company’s outstanding Series CF Notes, to repay outstanding commercial paper and the remainder will be used for general working capital purposes.

CUSIP/ISIN:	87971MAS2 / CA 87971MAS22

Syndicate:	CIBC World Markets Inc. (Joint Lead and Bookrunner)

RBC Capital Markets (Joint Lead and Bookrunner)

Scotia Capital Inc. (Joint Lead)

BMO Nesbitt Burns Inc.

TD Securities Inc.

HSBC Securities (Canada) Inc.

Morgan Stanley Canada Limited

National Bank Financial Inc.

Barclays Capital Canada Inc.

Desjardins Securities Inc.

JP Morgan Securities Canada Inc.

Canaccord Financial Ltd.

Laurentian Bank Securities Inc.

* A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visitng EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CIBC World Markets Corp. toll free at 1-800-282-0822, RBC Capital Markets toll free at 1-866-375-6829 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.